CERTIFICATE OF DESIGNATION

            8% SERIES A CONVERTIBLE PREFERRED STOCK ($0.01 PAR VALUE)
                                       OF
                           THE TRANSLATION GROUP, LTD.

         The Translation Group, Ltd., a Delaware corporation (hereinafter called the "Corporation"), hereby certifies that the Board of Directors of the Corporation, by unanimous consent on April 12, 2000, pursuant to the provisions of the General Corporation Law of the State of Delaware and pursuant to the authority expressly vested in the Board of Directors of the Corporation by its Certificate of Incorporation, adopted the following Resolutions creating a class of preferred stock designated as 8% Series A Convertible Preferred Stock:

         RESOLVED, that, pursuant to the Certificate of Incorporation and the Bylaws of the Corporation (which authorizes 1,000,000 shares of Preferred Stock, $0.01 par value, none of which are presently issued and outstanding), the Board of Directors hereby fixes the voting powers, designation and preferences and other special rights, and qualifications, limitations and restrictions of a class of Preferred Stock designated as 8% Series A Convertible Preferred Stock ("Preferred Stock").

         RESOLVED, that the Preferred Stock shall be subject to the following provisions and have the following rights and preferences:

1. The Corporation shall issue shares of Preferred Stock to Ben Franklin/Progress Capital Fund, L.P., Mentor Special Situation Fund. L.P., Mr. Charles Murray and Mr. Edmund N. Pressman (collectively the "Investor"), pursuant and subject to the terms and conditions of each Convertible Preferred Stock Purchase Agreement ("Agreement") by and among the Corporation and Investor.

2.1 NUMBER. 250,000 shares of the Preferred Stock of the Corporation shall be issued.

2.2 TERMS OF PREFERRED STOCK.

         2.2.1 CONVERSION. Subject to the provisions set forth below, the holders of the Preferred Stock shall have the right, at any time, from time to time, to convert any or all of such holder's shares of Preferred Stock into such whole number of fully paid and nonassessable shares of Common Stock as is equal to the quotient obtained by dividing (x) the Stated Value ($4.00) multiplied by the number of shares of Preferred Stock being converted, by (y) the Conversion Price (as hereinafter in this Section 2.2.1 defined), as last adjusted and then in effect, by surrender of the certificates representing the shares of Preferred Stock to be converted in the manner provided in Section 2.2.2 below. The

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"Conversion  Price" per share at which  shares of Common Stock shall be issuable upon conversion of shares of Preferred Stock shall be the Stated Value; PROVIDED, HOWEVER, that such Conversion Price shall be subject to adjustment as set forth in Section 2.2.3 hereof. The holder of any shares of Preferred Stock converted into shares of Common Stock pursuant to this Section 2.2.1 shall remain entitled to payment of all accrued but unpaid dividends, if any, payable with respect to such shares of Preferred Stock up to and including the Conversion Date.

         2.2.2 EXERCISE. The holder of any shares of Preferred Stock may exercise the conversion right pursuant to Section 2.2.1 by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Preferred Stock or at such other place as may be designated by the Corporation, the certificate or certificates for the Preferred Stock to be converted along with an amount sufficient to pay any transfer or similar tax, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that such holder elects to convert such shares and unless the Common Stock issuable on conversion are to be issued in the same name as the name in which the Preferred Stocks are registered, each Preferred Stock surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or the holder's duly authorized attorney stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected with respect to conversion under Section 2.2.1, on the date when the aforesaid delivery is made and such date is referred to herein as the "Conversion Date." Simultaneous with the conversion being effected, the shares of Preferred Stock so converted shall no longer be deemed outstanding, shall no longer be in existence and shall not be subject to reissuance by the Corporation. As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash in respect of any fractional interest in a share of Common Stock, if any, as provided in
Section 2.2.2(b) hereof, payable with respect to the shares of Preferred Stock so converted. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such holder shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date.

                  (a) Upon conversion of only a portion of the number of shares represented by a certificate of Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to dividends on, and all

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other  rights  incident  to the  ownership  of,  the shares of  Preferred  Stock represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

                  (b) No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the current Conversion Price of a share of Common Stock multiplied by such fractional interest. Fractional interests shall not be entitled to dividends, and the holders of a fractional interest shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interest. If more than one share of Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.

                  2.2.3 ANTIDILUTION. The Conversion Price shall be subject to adjustment from time to time, up to and including the Conversion Date, as follows:

                  (a) If the Corporation shall at any time or from time to time after the Issue Date (as defined in the Agreement), issue any shares of Common Stock, Preferred Stock or other securities (including, without limitation, options, warrants, rights to subscribe or purchase, or other rights) convertible into or exchangeable or exercisable for shares of Common Stock, in each case other than Excluded Stock (as defined in Section 2.2.3(e) hereof), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance of such Common Stock, Preferred Stock or other securities, the Conversion Price in effect immediately prior to each such issuance shall forthwith be lowered to a price equal to the quotient obtained by dividing (x) an amount equal to the product of (I) the Conversion Price in effect immediately prior to such issuance, multiplied by (II) the sum of (A) the total number of shares of Common Stock outstanding immediately prior to such issuance on a fully diluted basis, (B) the total number of shares of Common Stock issuable upon conversion of Preferred Stock and upon conversion or exercise of any securities referred to in Section 2.2.3(e) hereof immediately prior to such issuance, and (C) the number of shares of Common Stock which could have been purchased at the current Conversion Price for the consideration received by the Corporation upon such issuance; by (y) the sum of (I) the total number of shares of Common Stock outstanding immediately after such issuance on a fully diluted basis and (II) the total number of shares of Common Stock issuable upon conversion of Preferred Stock and upon conversion or exercise of any securities referred to in Section 2.2.3(e) hereof immediately after such issuance.

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         For purposes of any adjustment of the Conversion Price pursuant to this
Section 2.2.3(a), the following provisions shall be applicable:

         (1) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

         (2) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Corporation, irrespective of any accounting treatment.

         (3) In the case of the issuance of (x) options to purchase or rights to subscribe for Common Stock, (y) securities by their terms convertible into or exchangeable for Common Stock or (z) options to purchase or rights to subscribe for such convertible or exchangeable securities:

                  (I) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration
(determined in the manner provided in subsection 2.2.3(a)(1) and 2.2.3(a)(2) above, if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                  (II) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 2.2.3(a)(1) and 2.2.3(a)(2) above;

                  (III) on any change in the number of shares or exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchange for such convertible or exchangeable securities, other than a change resulting from the antidilution provisions thereof, the Conversion Price shall forthwith be readjusted to such

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Conversion  Price  as would  have  obtained  had the  adjustment  made  upon the issuance of such options, rights or securities not converted prior to such change been made upon the basis of such change; and

                  (IV) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price applicable to the conversion of any shares of Preferred Stock after the expiration or termination of any such options, rights or convertible or exchangeable securities, the issuance of which caused an adjustment to the Conversion Price, shall be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights or securities or options or rights related to such securities, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities and subsequent conversion or exchange thereof.

                  (b) If, at any time after the Issue Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase in outstanding shares.

                  (c) If, at any time after the Issue Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                  (d) In the event, at any time after the Issue Date, of any capital reorganization, or any reclassification of the capital stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the Common Stock) or of the sale or other disposition (including by contribution) of all or substantially all the properties and assets of the Corporation as an entirety to any other person, each share of Preferred Stock shall after such reorganization, reclassification, consolidation, merger, sale or other disposition be convertible into the kind and number of shares of stock or other securities or property of the

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Corporation or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed of to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization,
reclassification,   consolidation,  merger,  sale  or  other  disposition)  upon conversion  of such share of Preferred  Stock would have been entitled upon such
reorganization,   reclassification,   consolidation,   merger,   sale  or  other
disposition. The provisions of this Section 2.2.3(d) shall similarly apply to successive reorganizations, reclassification, consolidations, mergers, sales or other dispositions.

                  (e) "Excluded Stock" shall mean:

                  (1) Common Stock issued or issuable pursuant to stock option plans or stock purchase plans for directors, officers, employees or consultants of the Corporation approved by the Board of Directors of the Corporation not to exceed 400,000 shares of Common Stock;

                  (2) issuance of rights or warrants to directors, officers, employees or consultants of the Corporation approved by the Board of Directors of the Corporation not to exceed 400,000 shares of Common Stock;

                  (3) Common Stock issued upon the conversion of options, rights, warrants and/or convertible securities outstanding on the Issue Date; and

                  (4) securities issued pursuant to the acquisition of another corporation by the Corporation by merger, stock acquisition, reorganization, purchase of substantially all of the assets or otherwise whereby the Corporation owns not less than a majority in voting power of such other corporation after such transaction.

                  2.2.4 RANK. With respect to dividend rights and rights on liquidation, dissolution, winding up, the sale or other disposition, directly or indirectly, by the Corporation in one or a series of related transactions of all or substantially all of its assets on a consolidated basis or the merger or consolidation of the Corporation or any of its principal subsidiaries with or into any other firm, corporation or other legal entity the Preferred Stock ranks senior to the Junior Stock (as defined in Section2.2.5 hereof).

                  2.2.5 DIVIDENDS. Holders of Preferred Stock shall be entitled to receive, with regard to each share of Preferred Stock held, and in preference to the holders of all classes and series of equity securities of the Corporation whether now existing or hereafter created ("Junior Stock"), cumulative dividends in an amount per share equal to the 8% per annum, multiplied by the Stated Value. Such dividend shall be paid on the 15th day of April, July, October and January. Dividends on the Preferred Stock for any period other than a full dividend period shall be computed on the basis of a 360-day year consisting of twelve 30 day

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months.  Any unpaid  dividends  hereunder  shall accrue and accumulate and shall increase the Liquidation Preference (as hereinafter defined). Except for dividends on Junior Stock payable solely in additional shares of Junior Stock, unless all accrued dividends on all outstanding shares of the Preferred Stock shall be paid or declared and set aside for payment, no dividends shall be declared, paid or set apart for payment or any other distribution (whether in cash or obligations of the Corporation or other properties) upon any Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money to be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation. Interest shall accrue and be payable on any accrued but unpaid dividends on the Preferred Stock at the rate of ten percent (10%) per annum. Dividends shall be payable in cash.

                  2.2.6 REDEMPTION RIGHTS. In the case that the Common Stock of the Corporation has traded for at least 20 consecutive trading days at a price in excess of $12.00 per share, on or after March 31, 2002, the Corporation may elect to redeem the Preferred Stock at any time within 90 days from the last trading day of such 20 day period by written notice to the holders of Preferred Stock of its intention to redeem wherein a date for redemption is fixed which shall be no less than 45 days and no more than 60 days from the date of said notice. The redemption price shall equal the Purchase Price (as defined in the Agreement), plus an amount equal to all accrued and unpaid dividends thereon (including any accrued and unpaid interest) to the date fixed for redemption. Provided that, the right of the Corporation to redeem a holder's Preferred Stock shall terminate, regardless of whether a notice of redemption has been mailed, upon delivery to the Corporation of a Notice of Election to Convert by such holder of the Preferred Stock.

                  2.2.7 REPURCHASE PROVISIONS. The holders of the Preferred Stock shall have the right, at their option, to require the Corporation to purchase the Preferred Stock then held by them at any time within 90 days after the fifth anniversary of the Issue Date by written notice to the Corporation of its intention to require the Corporation to repurchase the Preferred Stock wherein a date for repurchase is fixed which shall be no less than 45 days and no more than 60 days from the date of said notice. The repurchase price shall equal the Purchase Price plus accrued and unpaid dividends thereon (including any accrued and unpaid interest) to the date of repurchase.

                  2.2.8 RIGHTS ON LIQUIDATION. In the event of (i) any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, (ii) consolidation or merger of the Corporation into or with any other entity or entities which results in the exchange of at least 50% of the outstanding capital stock of the Corporation for securities or other consideration issued or paid or cause to be issued or paid by any such entity or affiliate thereof, or (iii) the sale, license or transfer by the Corporation of all or substantially all of its assets, the holders of shares of Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation legally available for distribution to its

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stockholders,  whether from  capital,  surplus or  earnings,  before any payment shall be made to the holders of any Junior Stock, an amount per share equal to the Stated Value plus the amount of any accrued and unpaid dividends on the
Preferred  Stock  (including  any  accrued  and  unpaid   interest)("Liquidation
Preference"). If, upon any such event the assets of the Corporation available for distribution to the stockholders of the Corporation shall be insufficient to pay the holders of shares of Preferred Stock the Liquidation Preference, the holders of the shares of Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation.

                  2.2.9 MISCELLANEOUS. The Preferred Stock shall be non-voting stock; provided, however, that the holders of Preferred Stock shall be entitled to have one non-voting observer present at all meetings of the Corporation's Board of Directors.

         RESOLVED, that the officers of the Corporation, and each of them singly, are hereby authorized to prepare, execute and deliver other documents, certificates or agreements as may be required or appropriate to effectuate the aforesaid resolutions.

         RESOLVED, this Unanimous Written Consent of the Board of Directors of the Corporation may be delivered by facsimile and executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same Consent.

         RESOLVED, the actions taken by the foregoing Resolutions shall be deemed to have been taken at the offices of the Corporation on the day first above written.

         IN WITNESS WHEREOF, The Translation Group, Ltd., has caused this Certificate to be signed by Charles D. Cascio, a Director of The Translation Group, Ltd., this 17th day of April 2000.


                           THE TRANSLATION GROUP, LTD.


                                    By:_____________________________________


                                    Name:___________________________________


                                    Title:__________________________________


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